Exhibit 5.10

[Letterhead of Jones & Smith Law Firm, LLC]

April 16, 2015

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-4 filed by Omega Healthcare Investors, Inc.
(File No. 333-________________)

Ladies and Gentlemen:

We have served as special New Mexico counsel to the New Mexico companies listed on Schedule I hereto (the “New Mexico Guarantors,” each, a “New Mexico Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), and by certain subsidiary guarantors, including the New Mexico Guarantors (collectively, the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Parent (the “Exchange Offer”) to exchange up to $250,000,000 in aggregate principal amount of the Parent’s registered 4.50% Senior Notes due 2025 (the “Exchange Notes”) for an equal aggregate principal amount of its existing 4.50% Senior Notes due 2025 issued and outstanding in the aggregate principal amount of $250,000,000 (the “Initial Notes”), under the indenture dated as of September 11, 2014 (the “Original Indenture”), among the Parent, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain (a) First Supplemental Indenture, dated as of November 25, 2014, (b) Second Supplemental Indenture, dated as of January 23, 2015, (c) Third Supplemental Indenture, dated as of March 2, 2015, and (d) Fourth Supplemental Indenture, dated as of April 1, 2015 (the Original Indenture, as so supplemented, being herein referred to as the “Indenture”). All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

We have been engaged solely for the purpose of rendering the opinion expressed in this letter pursuant to New Mexico law with respect to the New Mexico Guarantors. We do not routinely act as counsel to the New Mexico Guarantors, and our knowledge of the New Mexico Guarantors’ business, records, transactions, and activities is limited to our review of the Transaction Documents (as defined below) and the Reviewed Documents (as defined below). We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantees (as defined below), or any of the related agreements executed or delivered in connection with the Initial Notes or the Exchange Notes.

Omega Healthcare Investors, Inc.

April 16, 2015

In connection with issuing the opinion expressed in this letter, we have reviewed, to the extent we determined necessary for the issuance of the opinion, originals or copies of the following documents:

(1)	the Registration Statement (including all exhibits thereto);

(2)	the Indenture, including the form of the subsidiary guarantee of the Exchange Notes attached as an exhibit to the Indenture (each, a “Guarantee,” and collectively, the “Guarantees”) provided for therein;

(3)	the Initial Notes;

(4)	the form of the Exchange Notes;

(5)	the articles of organization and operating agreement, including any amendment or restatement thereof, of each New Mexico Guarantor in effect on the date of this letter, as certified by the applicable Secretary, Assistant Secretary or other appropriate officer or representative of each New Mexico Guarantor (the “Organizational Documents”);

(6)	a certificate of good standing and compliance for each New Mexico Guarantor issued by the Office of the Secretary of State of New Mexico on March 20, 2015;

(7)	an officers’ opinion certificate of the chief operating officer and secretary and the chief financial officer and treasurer of the New Mexico Guarantors (including all exhibits thereto); and

(8)	written consents of the authorized officer or officers of the sole member, general partner, or sole director of each New Mexico Guarantor, certifying as to resolutions authorizing and relating to the transactions referred to herein and the incumbency of such officer or officers.

The documents referenced in items (1) through (4) above are collectively referred to as the “Transaction Documents.” The documents referenced in items (1) through (8) above are collectively referred to as the “Reviewed Documents.” For purposes of our opinion, the term Transaction Documents does not include any other documents, contracts or matters referred to or described therein. We have not reviewed any other documents other than the Review Documents or made any independent investigation for the purpose of rendering this opinion.

We have, with your consent, assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter.

Omega Healthcare Investors, Inc.

April 16, 2015

 In our examination of the Reviewed Documents, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, the authenticity of the originals or such latter documents, and the accuracy and completeness of all documents reviewed by us in connection with providing the opinion expressed in this letter. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact on statements of governmental officials and on representations made in or pursuant to certificates and statements of appropriate representatives of the New Mexico Guarantors.

In connection with our opinion expressed in this letter, we have assumed, other than with respect to the New Mexico Guarantors, that: (i) all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto; (ii) all of the signatories to such documents have been duly authorized by all such parties; (iii) all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents; and (iv) all parties, as necessary, are authorized and licensed to conduct business in the state of New Mexico and are otherwise in conformance with New Mexico law.

We have further assumed, with your permission, that the parties to the Transaction Documents and their respective successors and assigns: (i) have acted and will act in good faith and in a commercially reasonable and conscionable manner in the exercise of any rights or enforcement of any remedies under the Transaction Documents; (ii) have not engaged and will not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (iii) have complied and will comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Transaction Documents.

We have further assumed, with your permission, that: (i) the exercise of any rights or enforcement of any remedies under the Transaction Documents will not be unconscionable, will not result in a breach of the peace, or otherwise be contrary to public policy, and will be consistent with the laws of the state of New Mexico pertaining thereto; (ii) no party has notice of any defense against enforcement of the Transaction Documents; (iii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (iv) there are no agreements or understandings among the parties to the Transaction Documents, written or oral,

Omega Healthcare Investors, Inc.

April 16, 2015

other than the Transaction Documents, and there is no course of performance, course of dealing, or usage of trade among such parties, that would, in either case, amend, modify, define, supplement or qualify, either directly or indirectly, the terms and conditions of the Transaction Documents; and (v) the Transaction Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that, when: (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Parent and authenticated and delivered by the Trustee and issued in exchange for the Initial Notes, and the Guarantees (in the form examined by us) have been duly executed by the Subsidiary Guarantors, including the New Mexico Guarantors, each in accordance with the provisions of the Indenture on consummation of the Exchange Offer, and otherwise in accordance with the terms of the Registration Statement and the exhibits thereto, then each Guarantee will constitute a valid and binding obligation of the New Mexico Guarantor that is a party thereto.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based on the following assumptions, comments, qualifications, limitations and exceptions:

Our opinion set forth herein is based on only the applicable New Mexico state law as of the date of this letter. We specifically express no opinion as to any federal, or New Mexico state or local, laws, rules, or regulations pertaining to securities and blue sky laws; taxes; banking, financial institutions, insurance companies, and investment companies; antitrust and unfair competition; fiduciary duty requirements; the creation, attachment, perfection, or priority of any lien or security interest; bankruptcy, fraudulent transfer, and other insolvency laws; patents, copyrights, trademarks, trade secrets, and other intellectual property; criminal acts; racketeering; terrorism; money laundering; the environment; land use; health and safety; and pension, employee benefits and labor. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based on the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion if such law is changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to the application or impact of the laws of any jurisdiction other than the laws of the state of New Mexico.

(b)          Our opinion set forth herein may be limited by: (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) general

Omega Healthcare Investors, Inc.

April 16, 2015

principles of equity (regardless of whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing.

(c)          Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees; (vi) limit self-help, rights of setoff, or the right to possession of the real or personal property or collection of rental or other income without appointment of a receiver, or impose procedural requirements or limit the rights or powers of a receiver; (vii) limit provisions purporting to establish evidentiary standards; (viii) limit provisions that permit, to the extent such amounts exceed actual damages, collection of a late charge, increased interest rate after default or maturity, or a prepayment premium or penalty; (ix) limit provisions purporting to appoint a lender as attorney-in-fact for a borrower; (x) limit provisions for charging interest on interest; (xi) limit provisions that purport to establish or maintain priority of the lien of the Transaction Documents; or (xii) limit the interest rate applicable to the indebtedness.

(d)          We express no opinion as to:

(i)          the enforceability of: (A) any provision of the Indenture, the Exchange Notes, or the Guarantees (collectively, the “Operative Documents”) purporting or attempting to (1) confer exclusive jurisdiction or venue on certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Parent, any Guarantor or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, remedies, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, or (7) provide for or grant a power of attorney; or (B) any provision of the Operative Documents relating to choice of law;

(ii)         the enforceability of: (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights; (B) any provisions in the Operative Documents purporting to provide to

Omega Healthcare Investors, Inc.

April 16, 2015

the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it; or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties;

(iii)        whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes; or

(iv)        any matter whatsoever relating to: (i) the adequacy of the consideration for the loan transactions contemplated by the Transaction Documents; (ii) the financial status of each New Mexico Guarantor; or (iii) the ability of each New Mexico Guarantor to meet its obligations under the Operative Documents.

(e)          Enforceability of the Guarantees is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantees may be unenforceable under or limited by the laws of the state of New Mexico; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantees, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantees after execution and delivery of such Guarantees may prevent the practical realization of the benefits intended by the Guarantees through a release or discharge of one or more Guarantors.

(f)          The rights of the Trustee or any other holder of the Exchange Notes under the Transaction Documents may be limited by NMSA 1978, as amended, Section 55-3-419, that provides guarantors with certain rights as accommodation parties.

We do not render any opinions except as expressly set forth in this letter, and no other opinions may be implied or inferred. The opinion set forth in this letter is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed in this letter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our law firm under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

JONES & SMITH LAW FIRM, LLC

By:	/s/ Donald L. Jones
Donald L. Jones

Omega Healthcare Investors, Inc.

April 16, 2015

By	/s/ Donald L. Jones
Donald L. Jones

Schedule I

New Mexico Guarantors

Alamogordo Aviv, L.L.C.
Clayton Associates, L.L.C.
N.M. Bloomfield Three Plus One Limited Company
N.M. Espanola Three Plus One Limited Company
N.M. Lordsburg Three Plus One Limited Company
N.M. Silver City Three Plus One Limited Company
Raton Property Limited Company